Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:
Omar Choucair	Joseph Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
DG FastChannel, Inc.	212/835-8500
972/581-2000	dgit@jcir.com

DG FASTCHANNEL™ FIRST QUARTER REVENUES FROM
CONTINUING OPERATIONS INCREASE 53% TO $19.9 MILLION
- Pro Forma Organic Revenue Growth of 6% -

- Diluted Net Income Per Share From
Continuing Operations Rises 67% to $0.15 -

- Record First Quarter Adjusted EBITDA of $6.6 Million vs. $3.1 Million -

Dallas, TX — May 7, 2007 — DG FastChannel™, Inc. (NASDAQ: DGIT), the leading provider of digital media delivery services to the advertising and broadcast industries, today reported financial results for the first quarter ended March 31, 2007.

First Quarter Highlights

•                  Revenue from continuing operations of $19.9 million compared to $13.0 million in the comparable period of 2006 driven by both the merger with FastChannel and 6% year-over-year organic growth in pro forma revenues from continuing operations.  Revenue from continuing operations are derived from video, audio and print distribution, SourceEcreative and related services.

•                  Generated $6.6 million in adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, restructuring, and impairment charges) from continuing operations compared to $3.1 million in the comparable period of 2006.

•                  Generated $2.3 million in net income from continuing operations, or $0.15 per diluted share, compared with net income from continuing operations of $0.7 million, or $0.09 per diluted share in the first quarter ended March 31, 2006.

•                  DG FastChannel acquired an additional 169,462 shares of Point.360 during the quarter at an average price of $3.55.  On April 16, 2007, DG FastChannel announced that it signed an agreement to acquire the Point.360 Ads distribution operations.

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DG FastChannel, 5/7/07                                                                                                                    page 2

•                  DG FastChannel had $24.6 million in cash and $19.0 million of debt and capital leases as of March 31, 2007 compared with $24.5 million of cash and $19.8 million of debt and capital leases as of December 31, 2006.

Scott K. Ginsburg, Chairman and CEO of DG FastChannel commented on the results, “The record first quarter results continue to demonstrate improving margins and operating efficiencies resulting from our strategy of consolidating the ADS industry.  Year-over-year revenue rose 53% to $19.9 million driving a 67% increase in diluted earnings per share from continuing operations.  In addition, our continuing operations achieved year-over-year pro forma organic revenue gains of 6% and first quarter adjusted EBITDA jumped over 100% to $6.6 million.

“Operationally, during the first quarter of 2007, 93 percent of our video traffic was delivered through our electronic digital network, up from 87 percent a year ago, and 77 percent two years ago.  In addition, our first quarter HD revenues increased year over year by 1,200 percent.  With increased electronic video traffic, growing HD deliveries, the benefit of the recently announced Point.360 ads distribution and Pathfire transactions, the realization of merger cost synergies and our strategic alliance with Viewpoint that expands DG FastChannel’s platform to include an online delivery component, we are extremely well positioned to improve our business model throughout the remainder of 2007 and beyond.”

Net interest expense for the 2007 first quarter was $0.2 million compared to the 2006 first quarter interest expense of $0.5 million.  The Company reported cash (net of debt) of $5.6 million at March 31, 2007.

Business Summary

Mr. Ginsburg stated, “We are successfully executing on our strategy to develop further value for our shareholders through the combination of strategic initiatives, technological innovation, HD advertising, and extracting operational and cost synergies.

“We have integrated DG Systems, AGT-Broadcast, Media DVX, Source TV and FastChannel into a cohesive, focused operating entity over the three years. Recently, we announced two strategic mergers that will further transform DG FastChannel by expanding the customer base and markets we serve while significantly increasing our revenue and earnings.  With our recent announcement that we have formed a strategic business alliance with Viewpoint,

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DG FastChannel, 5/7/07                                                                                                                    page 3

a leading Internet marketing technology company specializing in creating and delivering rich media display advertising, we are fulfilling our promise to create the world’s most robust media services company for advertising.

“The addition of Point.360’s Ads distribution clients strengthens our core business of offering the standard in digital media distribution services to a growing base of blue chip advertisers and agencies.  The Pathfire transaction also diversifies DG FastChannel’s customer base as it provides immediate entrée into new markets such as the electronic delivery of syndicated programming, news, electronic press kits and the digital cinema initiative.

“With Point.360’s Ads distribution and Pathfire’s operations, and the addition of online delivery capabilities, DG FastChannel will deliver a powerful, one-stop electronic delivery platform for a broad range of content owners.  Our customers will benefit from each entity’s extensive national customer service and sales effort as well as redundant Ads distribution capabilities.  Furthermore, the combined resources of DG FastChannel’s and Pathfire’s IT focus and technology investments will help bring standards to the industry for file based deliveries.

“With investments in research and development and advanced IP multicast digital satellite and Internet delivery technologies DG FastChannel is leading industry innovation with an expanded range of digital media service offerings.  We recently launched Drop Box HD™ which allows agencies and post-production facilities to electronically and securely transfer high definition spots directly to DG FastChannel over the Internet, and eliminates the need to submit master tapes via traditional shipping methods.”

The Drop Box HD is the latest component of HD NOW™, DG FastChannel’s HD solution that enables clients to manage and electronically transfer finished HD spots to TV stations, cable MSO’s and cable and TV network broadcast locations.  HD spots also can be physically delivered to DG FastChannel’s New York, Los Angeles, or Chicago facilities and then sent by electronic or physical means to TV stations, cable MSO’s and cable and TV network broadcast locations.

Mr. Ginsburg added, “Advertisers are increasingly transitioning to HD advertising and DG FastChannel is committed to providing the industry’s most advanced suite of HD distribution and asset management services.  In the HD world, as in the standard definition

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DG FastChannel, 5/7/07                                                                                                                    page 4

(SD) world, advertisers need a range of tools to manage and efficiently deliver spots to broadcasters.  DG FastChannel’s Drop Box HD and associated HD NOW suite of products provides customers with industry leading workflow efficiencies and creative control.”

Recent Developments/Company Outlook

Mr. Ginsburg concluded, “DG FastChannel’s capital investments in research and development, the acquisition of strategic businesses and our entry into new and vibrant markets have positioned DG FastChannel very well for visible ongoing growth.  We expect upcoming periods to continue to benefit from our strong industry position, merger synergies and core competencies.  DG FastChannel’s 2007 revenues on a pro forma basis — assuming the Point.360 advertising distribution operations and Pathfire operations were acquired effective as of January 1, 2007, and reflecting anticipated revenue and expense synergies — will approximate $113 to $118 million and EBITDA is expected to be in the range of $35 to $38 million.  Further improvements to these numbers can be expected as we move forward with Viewpoint and our online initiatives.”

Discontinued Operations

Reflecting the Company’s previously announced intention to divest the non-core StarGuide Digital Networks and CCS assets, the Company has entered into an agreement to sell the intellectual property related to these entities for a total of $2.5 million with the transaction expected to close early in the third quarter of 2007.

First Quarter 2007 Financial Results Webcast

The Company’s first quarter conference call will be broadcast live on the Internet at 11:00 a.m. EDT on Tuesday, May 8, 2007.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s web site at www.dgfastchannel.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation and Adjusted EBITDA Definition

Adjusted EBITDA is defined as earnings before interest, taxes, impairment, restructuring, depreciation and amortization.  Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (‘GAAP’), the Company believes they may be useful to an investor in evaluating its performance.  However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining

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DG FastChannel, 5/7/07                                                                                                                    page 5

the Company’s operating performance or liquidity that is calculated in accordance with GAAP.  In addition, because Adjusted EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of the Adjusted EBITDA figures included herein to operating income can be made by deducting operating expenses, excluding depreciation and amortization from the Company’s revenues.

About DG FastChannel, Inc.

DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  DG FastChannel’s innovative technology solutions help advertisers and agencies work faster, smarter and more competitively.

Offering both the ubiquitous reach of multicast satellite transmissions and the targeted capabilities of Internet technologies, DG FastChannel has deployed a suite of business intelligence and asset management tools and creative and production resources designed specifically for the advertising community.  DG FastChannel’s next generation distribution platform includes high definition electronic video distribution capabilities that streamline the advertising process from point of ingest via digital distribution to its edge-servers located at TV, cable and network broadcasters.  DG FastChannel’s online media distribution network and suite of products and services are relied upon by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.  DG FastChannel recently agreed to acquire Pathfire, Inc. and the advertising distribution operations of Point.360 (NASDAQ: PTSX) with the transactions expected to be completed during the second and third quarters of 2007, respectively.  For more information visit www.dgfastchannel.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, the demand among certain clients for digital audio and video delivery services and its expectations for the proposed acquisition of Pathfire, the Point.360 advertising distribution operations and its strategic alliance with Viewpoint Corporation.  These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s filings with the Securities and Exchange Commission.  DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

DG FastChannel, 5/7/07                                                                                                                    page 6

DG FastChannel, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues	$19,894	$13,035
Operating expenses, excluding depreciation and amortization	13,293	9,915
Adjusted EBITDA	6,601	3,120
Depreciation & amortization	2,545	1,538
Operating income	4,056	1,582
Interest expense and other, net	173	510
Income before income taxes	3,883	1,072
Provision for income taxes	1,551	407
Net income from continuing operations	2,332	665
Income (loss) from operations of discontinued ops	(242)	139
Gain on disposal of discontinued ops - net of tax	16	—
Income tax (expense) benefit	93	(54)
Net income (loss) from discontinued operations	(133)	85

Net income	$2,199	$750

Basic net income per common share from continuing operations	$0.15	$0.09
Basic net income (loss) per common share from discontinued operations	$(0.01)	$0.01
Basic net income per common share	$0.14	$0.10

Diluted net income per common share from continuing operations	$0.15	$0.09
Diluted net income (loss) per common share from discontinued operations	$(0.01)	$0.01
Diluted net income per common share	$0.14	$0.10

Weighted average shares outstanding - Basic	15,844	7,422

Weighted average shares outstanding - Diluted	16,148	7,422

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DG FastChannel, 5/7/07                                                                                                                    page 7

DG FastChannel, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2007	December 31, 2006
Cash	$24,574	$24,474
Accounts receivable	16,322	15,433
Property and equipment	11,838	12,829
Long term investments	5,773	5,180
Goodwill	65,194	65,545
Deferred tax assets	11,077	12,534
Intangibles and Other	36,809	37,002
Assets of discontinued operations	2,022	2,586
TOTAL ASSETS	$173,609	$175,583

Accounts payable and accrued liabilities	9,018	12,612
Deferred revenue	1,159	1,100
Debt and capital leases	18,988	19,840
Liabilities of discontinued operations	221	145
TOTAL LIABILITIES	29,386	33,697
TOTAL STOCKHOLDERS’ EQUITY	144,223	141,886
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$173,609	$175,583

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